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                                                                      Exhibit 99

WWP NEWS
A NEWS RELEASE FROM THE WASHINGTON WATER POWER COMPANY

CONTACTS:

Dana Williams, WWP (509) 482-4174
Faye I. Anderson, SPR (702)-689-4345




                                                     FOR IMMEDIATE RELEASE:
                                                     November 18, 1994


            WWP, SIERRA PACIFIC SHAREHOLDERS APPROVE MERGER PROPOSAL

SPOKANE, WASH. AND RENO, NEV.: Shareholders of The Washington Water Power Company (NYSE: WWP) and Sierra Pacific Resources (NYSE: SRP), the holding company of Sierra Pacific Power Company, have overwhelmingly approved the proposed merger between the two utilities, it was announced today at separate shareholder meetings held by both companies.

   "Today's vote indicates shareholders of both companies have endorsed the vision of a merged company capable of better meeting customers' and shareholders' expectations in the coming competitive environment," said Walter
M. Higgins, chairman of the board, president and chief executive officer for Sierra Pacific.

   "It is gratifying that so many shareholders from both companies have supported the proposed merger," said WWP board chairman, president and chief executive officer Paul A. Redmond. "Their approval of this strategic combination certainly validates what we have stated from the outset: That this merger will create a stronger, more viable company better able to compete--and succeed--in the future."

   In an afternoon meeting in Spokane, Redmond announced that more than 39,000,000 of 54,017,315 common shares had been voted in favor of the proposed merger. Of the total common shares voted, about 93 percent were voted in favor of the merger. Preferred shareholders also overwhelmingly approved the merger.

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   Approval of the merger was required by at least two-thirds of the outstanding shares of WWP common and preferred stock, each voting separately by class.

   Meanwhile, in a morning meeting in Reno, Higgins announced to shareholders that the proposed merger had received nearly 22,000,000 of 29,297,550 Sierra Pacific Resources outstanding shares of common stock voting. About 94 percent of the shares voted supported the merger. He said 3,253,596 shares of Sierra Pacific Power Company preferred stock were voted in favor of the merger.

   Approval of the merger was required by the majority of shares of Sierra Pacific Resources common stock. Approval by holders of at least two-thirds of all outstanding shares of Sierra Pacific Power Company preferred stock and majority approval of each separate class of Sierra Pacific Power Company preferred stock was also required.

   In addition to shareholder approval, the merger also requires approval by federal and state regulatory agencies. That process is expected to be completed in late 1995. Last month, the Montana Public Service Commission became the first state regulatory agency to approve the merger.

   WWP and Sierra Pacific announced the merger on June 28 of this year. Once completed, the new corporation formed by the merger, Resources West Energy Corporation, will serve 532,000 electric customers, 290,000 natural gas customers and 66,000 water customers in five states, based on September 30, 1994, customer numbers.

   Added together, the revenues of the two companies totaled about $1.2 billion in 1993, with net income of $120 million and combined assets of $3.4 billion.

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